NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Reports Results for Second Quarter 2019
BIRMINGHAM, AL – (BUSINESSWIRE) – August 7, 2019 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three and six months ended June 30, 2019:

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2019	2018	% Change	2019	2018	% Change
Revenues
Gross premiums written*	$221,346	$242,900	(8.9%)	$501,172	$485,910	3.1%
Net premiums written	$189,984	$207,769	(8.6%)	$435,725	$422,901	3.0%
Net premiums earned	$209,149	$223,591	(6.5%)	$417,298	$410,750	1.6%
Net investment income	$23,539	$22,384	5.2%	$46,357	$44,411	4.4%
Equity in earnings (loss) of unconsolidated subsidiaries	$(5,152)	$5,380	(195.8%)	$(5,962)	$7,019	(184.9%)
Net realized investment gains (losses)	$9,308	$2,795	233.0%	$45,931	$(9,722)	572.4%
Other income (expense)*	$2,777	$2,044	35.9%	$4,872	$4,767	2.2%
Total revenues*	$239,621	$256,194	(6.5%)	$508,496	$457,225	11.2%
Expenses
Net losses and loss adjustment expenses	$168,440	$161,728	4.2%	$328,195	$291,515	12.6%
Underwriting, policy acquisition and operating expenses*	$62,708	$59,611	5.2%	$124,100	$116,969	6.1%
Total expenses*	$228,362	$228,082	0.1%	$458,625	$420,679	9.0%
Income tax expense (benefit)	$(277)	$(311)	10.9%	$6,685	$(3,733)	279.1%
Net income (loss)	$11,536	$28,423	(59.4%)	$43,186	$40,279	7.2%
Non-GAAP operating income	$4,134	$25,953	(84.1%)	$8,298	$47,440	(82.5%)
Weighted average number of common shares outstanding
Diluted	53,828	53,741	0.2%	53,818	53,716	0.2%
Earnings per share
Net income (loss) per diluted share	$0.21	$0.53	(60.4%)	$0.80	$0.75	6.7%
Non-GAAP operating income per diluted share	$0.08	$0.48	(83.3%)	$0.15	$0.88	(83.0%)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 14 of the Notes to Condensed Consolidated Financial Statements in the June 30, 2019 Form 10-Q for amounts by line item.

CONSOLIDATED KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Current accident year net loss ratio	88.2%	82.5%	84.9%	82.1%
Effect of prior accident years’ reserve development	(7.7%)	(10.2%)	(6.3%)	(11.1%)
Net loss ratio	80.5%	72.3%	78.6%	71.0%
Expense ratio	30.0%	26.7%	29.7%	28.5%
Combined ratio	110.5%	99.0%	108.3%	99.5%
Operating ratio	99.2%	89.0%	97.2%	88.7%
Return on equity*	2.9%	7.2%	5.6%	5.1%
* Quarterly computations of ROE are annualized

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Management Commentary
“There were several positives of note in the quarter,” said Ned Rand, President and Chief Executive Officer of ProAssurance, “including steady increases in renewal pricing across all product lines in our Specialty Property & Casualty segment with a modest impact to our retention rate. We see this as evidence of our customers perceiving value in our highest quality products and services. Also, we continue to operate profitably in our Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance segments despite intense competition.”
Mr. Rand continued, “However, I cannot overstate the importance we place on disciplined underwriting. Our ability to attain appropriate pricing for the risk we assume is paramount to the success of ProAssurance, and vital to the security we provide to our customers. Stretching to grow where you can’t get appropriate premium is a mistake that has crippled insurance companies in the past, and will do so again in the future. There will always be losses, and our job as an insurance company is to write at adequate pricing across our entire book, reflecting individual risk parameters, so that we can help our insureds when the unexpected does happen.
“We continue to be focused on the risk of a worsening loss environment in the broader healthcare professional liability insurance market, which influences our current accident year loss picks and influences our analysis of prior year reserves. Our view of this increasing severity will likely affect our results for the foreseeable future. As we adjust pricing and our risk appetite to reflect these severity trends, a degree of contraction is expected as some competitors seek to grow at any cost. This will not affect our proven, long-term strategy, which has delivered real value to shareholders for almost 30 years.”
Second Quarter 2019

•
Two one-time factors merit particular mention, as they have an effect on certain key metrics as well as quarter-over-quarter comparisons. Where appropriate, our commentary below excludes this effect. A more detailed analysis is provided in our filed Form 10-Q:

◦
In the quarter, one of our segregated portfolio cells (“SPC”) established a $10 million reserve related to an errors and omissions (“E&O”) liability policy. This policy provides coverage for losses up to a lifetime maximum of $10 million. ProAssurance has no participation nor ownership interest in this particular cell. The recording of the $10 million reserve increased net losses and loss adjustment expenses, and decreased SPC dividend expense correspondingly, resulting in no effect to our operating income. However, the recording of this reserve increased our net loss and combined ratios for the quarter, as the offsetting effect of the SPC dividend expense is not included in these ratio calculations.

◦
As discussed previously, in the second quarter of 2018, we entered into a loss portfolio transfer (“LPT”) transaction with a large healthcare organization. This transaction resulted in total net premiums written and fully earned of $26.6 million and total net losses and loss adjustment expenses of $25.4 million recognized within our Specialty P&C segment during the second quarter of 2018.

•
Excluding the impact of the 2018 LPT as well as the effect of the renewal cycle of our twenty-four month term physician policies, consolidated gross premiums written and written premium in our Specialty P&C segment were essentially unchanged quarter-over-quarter. Gross premiums written in our Workers’ Compensation Insurance segment were $64.2 million, a decline of $6.7 million or 9.4% from last year’s second quarter. In our Segregated Portfolio Cell Reinsurance segment, gross premiums written were $16.9 million, a decrease of $2.2 million or 11.5% compared to 2018’s second quarter. These declines were largely offset by our Lloyd’s Syndicates segment, where gross premiums written were $29.2 million, an increase of $5.0 million or 20.8%, quarter-over-quarter.

•
Excluding the effect of both factors described above, our consolidated current accident year net loss ratio for the current quarter was 83.5% as compared to 80.6% in the year-ago period, an increase of 2.9 percentage points which reflects our continued concern around potential loss trends in the broader HCPL industry.

•
Our consolidated underwriting expense ratio was 30.0% for the second quarter of 2019. Excluding the effect of the 2018 LPT, our consolidated underwriting expense ratio remained relatively unchanged as compared to the second quarter of 2018.

•
Excluding the effect of the E&O policy described above, our consolidated combined ratio for the quarter was 105.8%, a 6.8 percentage points increase quarter-over-quarter driven by the lower amount of net

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favorable prior accident year reserve development recognized in the current period as compared to 2018 as well as a higher consolidated current accident year net loss ratio, as previously discussed.

•
Net favorable prior accident year reserve development in the second quarter of 2019 was $16.0 million, compared to $22.8 million in the prior year quarter. While we continue to observe an increase in claim severity in the broader healthcare professional liability industry, it is somewhat more favorable than the severity assumptions previously used to establish initial reserves, hence we continue to see net favorable development relating to prior accident years.

•
Our consolidated net investment result was $18.4 million, a decline of $9.4 million compared to the year-ago quarter. The decline in our consolidated net investment result was primarily due to a $10.5 million quarter-over-quarter decline in earnings from our unconsolidated subsidiaries, driven by lower reported earnings from two limited partnership (“LP”) investments. The decrease was partially offset by an increase of approximately $1.2 million in net investment income, primarily attributable to higher yields in certain asset classes and an increase in our average investment in fixed maturity securities.

•
Net realized investment gains were $9.3 million in the quarter, primarily reflecting sales of equity securities during the period. This compares to net realized investment gains of $2.8 million in the second quarter of 2018.

•	We recorded a tax benefit of approximately $277,000 in the quarter, essentially unchanged quarter-over-quarter.

•	Our coordinated sales & marketing programs produced $12.9 million of business year-to-date.
Non-GAAP Financial Measures
Non-GAAP operating income is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income:

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended June 30		Six Months Ended June 30
(In thousands, except per share data)	2019	2018	2019	2018
Net income (loss)	$11,536	$28,423	$43,186	$40,279
Items excluded in the calculation of Non-GAAP operating income:
Net realized investment (gains) losses	(9,308)	(2,795)	(45,931)	9,722
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	(79)	(334)	1,663	(744)
Guaranty fund assessments (recoupments)	18	3	106	87
Pre-tax effect of exclusions	(9,369)	(3,126)	(44,162)	9,065
Tax effect, 21% (2)	1,967	656	9,274	(1,904)
After-tax effect of exclusions	(7,402)	(2,470)	(34,888)	7,161
Non-GAAP operating income	$4,134	$25,953	$8,298	$47,440
Per diluted common share:
Net income (loss)	$0.21	$0.53	$0.80	$0.75
Effect of exclusions	(0.13)	(0.05)	(0.65)	0.13
Non-GAAP operating income per diluted common share	$0.08	$0.48	$0.15	$0.88
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment and the portion of operating earnings, including the gain or loss, net of our participation, is due to the external cell participants through the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is due to the external cell participants.

(2) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. Excluding net realized investment (gains) losses, which are discrete items and are tax effected at the annual expected statutory tax rate in the period they are included in net income, our effective tax rate for the respective periods was applied to these items in calculating net income. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our June 30, 2019 Form 10-Q filed on August 7, 2019.

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BALANCE SHEET HIGHLIGHTS
(In thousands, except per share data)	June 30, 2019	December 31, 2018
Total investments	$3,467,300	$3,349,382
Total assets	$4,786,118	$4,600,726
Total liabilities	$3,204,562	$3,077,724
Common shares (par value $0.01)	$631	$630
Retained earnings	$1,581,273	$1,571,847
Treasury shares	$(417,277)	$(417,277)
Shareholders’ equity	$1,581,556	$1,523,002
Book value per share	$29.42	$28.39
Capital Management
We have not repurchased any shares of our stock in 2019 and did not repurchase any shares in 2018. As of July 31, 2019, approximately $110 million remains available in our Board-authorized stock repurchase program. In May 2019, our Board of Directors declared a regular dividend of $0.31 per share, which was paid on July 11, 2019.
Conference Call Information
ProAssurance management will discuss second quarter 2019 results during a conference call at 10:00 a.m. ET on Thursday, August 8, 2019. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145; no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least October 31, 2019 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10133041. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for thirteen straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$127,901	$147,978	(13.6%)	$294,333	$288,498	2.0%
Net premiums written	$111,253	$131,833	(15.6%)	$251,909	$250,679	0.5%

Net premiums earned	$126,011	$142,619	(11.6%)	$250,079	$257,567	(2.9%)
Other income	1,470	1,262	16.5%	2,680	2,519	6.4%
Total revenues	127,481	143,881	(11.4%)	252,759	260,086	(2.8%)

Net losses and loss adjustment expenses	(106,017)	(110,856)	(4.4%)	(213,675)	(194,380)	9.9%
Underwriting, policy acquisition and operating expenses	(29,863)	(27,922)	7.0%	(59,480)	(55,902)	6.4%
Total expenses	(135,880)	(138,778)	(2.1%)	(273,155)	(250,282)	9.1%
Segment operating results	$(8,399)	$5,103	(264.6%)	$(20,396)	$9,804	(308.0%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Current accident year net loss ratio	94.0%	91.8%	93.6%	91.2%
Effect of prior accident years’ reserve development	(9.9%)	(14.1%)	(8.2%)	(15.7%)
Net loss ratio	84.1%	77.7%	85.4%	75.5%
Underwriting expense ratio	23.7%	19.6%	23.8%	21.7%
Combined ratio	107.8%	97.3%	109.2%	97.2%
The Specialty P&C segment reported an $8.4 million operating loss during the second quarter, a decrease in earnings of $13.5 million as compared to the year-ago period, driven by lower net favorable prior accident year reserve development and a higher current accident year net loss ratio.
Gross premiums written were $127.9 million in the second quarter of 2019, which is essentially unchanged quarter-over-quarter excluding the effect of the $26.6 million of one-time premium related to the 2018 LPT and the effect of a $5.5 million increase in twenty-four month physician policy premium due to the timing of the renewal cycle.
Premium retention for the Specialty P&C segment was 87%, which is lower by approximately three percentage points compared to the second quarter of 2018. Premium retention in physician professional liability, the largest line in the segment, was 88% in the quarter compared to 90% for the prior period. Premium retention in healthcare facilities was 80%, a ten percentage point decrease quarter-over-quarter, reflecting our continued underwriting discipline. Renewal pricing increased 3% for our physicians business and 17% for our healthcare facilities business as compared to the second quarter of 2018. New business written was $8.1 million, consistent with the same period in 2018.
As previously mentioned, the increase in the segment’s current accident year net loss ratio drove the operating loss in the quarter. Excluding the impact of the 2018 LPT, the current accident year net loss ratio increased approximately three percentage points quarter-over-quarter to 94.0%. The primary driver was loss trends across the broader healthcare professional liability industry, which continue to influence the increase in our accident year loss picks. In addition, the 2018 second quarter current accident year net loss ratio was slightly lower as a result of the effects of favorable loss experience adjustments on reinsurance contracts, increasing earned premiums in the year-ago period. We recognized net favorable prior accident year reserve development of $12.4 million compared to $20.1 million quarter-over-quarter, which primarily reflected our cautious view of industry severity trends.
The expense ratio was essentially unchanged quarter-over-quarter, exclusive of the impact of the 2018 LPT.

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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$64,218	$70,885	(9.4%)	$153,572	$162,552	(5.5%)
Net premiums written	$45,031	$49,155	(8.4%)	$96,438	$104,637	(7.8%)

Net premiums earned	$46,574	$45,234	3.0%	$92,512	$87,934	5.2%
Other income	725	602	20.4%	1,454	1,453	0.1%
Total revenues	47,299	45,836	3.2%	93,966	89,387	5.1%

Net losses and loss adjustment expenses	(30,625)	(29,319)	4.5%	(61,068)	(57,143)	6.9%
Underwriting, policy acquisition and operating expenses	(14,368)	(13,107)	9.6%	(28,559)	(26,137)	9.3%
Total expenses	(44,993)	(42,426)	6.1%	(89,627)	(83,280)	7.6%
Segment operating results	$2,306	$3,410	(32.4%)	$4,339	$6,107	(29.0%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Current accident year net loss ratio	68.2%	67.0%	68.2%	66.5%
Effect of prior accident years’ reserve development	(2.4%)	(2.2%)	(2.2%)	(1.5%)
Net loss ratio	65.8%	64.8%	66.0%	65.0%
Underwriting expense ratio	30.8%	29.0%	30.9%	29.7%
Combined ratio	96.6%	93.8%	96.9%	94.7%
The Workers’ Compensation Insurance segment reported $2.3 million of operating income for the second quarter of 2019, compared to $3.4 million in the year-ago quarter.
Gross premiums written in the Workers’ Compensation Insurance segment were $64.2 million in the second quarter of 2019, as compared to $70.9 million in 2018, a decrease of 9.4% primarily reflecting our willingness to walk away from business we believe to be underpriced.
New business written declined to $6.6 million, including the effect of the Great Falls renewal rights transaction that took place in 2018, which accounted for $4.3 million of new business in the second quarter of 2018, the third full quarter after the transaction. Retrospective policy premium adjustments further decreased premiums written by $1.1 million in the second quarter of 2019, compared to adjustments that increased premiums by approximately $100,000 in the same period in 2018. Renewal pricing fell by 4%, compared to a 1.0% increase in the second quarter of 2018, while retention dropped to 81%. The declines in renewal pricing ties to our perception of loss trends, which continue to be favorable. The declines in retention and new business written underscores our firm commitment to responsible underwriting in an extremely competitive industry.
Our alternative market business, the majority of which we cede to the Segregated Portfolio Cell Reinsurance segment, accounted for $15.7 million of the gross premiums written in the quarter, a 13.2% decrease from the year-ago quarter, following trends relatively consistent with those in our traditional business.
The calendar year net loss ratio increased from 64.8% to 65.8% quarter-over-quarter, due to an increase in the current accident year net loss ratio from 67.0% to 68.2%, partially offset by an increase in net favorable prior accident year reserve development from $1.0 million to $1.1 million. The increase in the current accident year net loss ratio primarily reflected the effect of the revised contract terms associated with our reinsurance treaty that was renewed on May 1st, which included the addition of an annual aggregate deductible. Consistent net favorable prior accident year reserve development in the quarter reflected overall favorable trends in claim closing patterns, primarily in the 2016 accident year, and includes purchase accounting amortization of approximately $400,000.

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The underwriting expense ratio increased from 29.0% to 30.8% quarter-over-quarter, primarily the result of increased DPAC amortization and higher employee benefit costs.
SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$16,910	$19,116	(11.5%)	$53,274	$51,456	3.5%
Net premiums written	$14,937	$16,915	(11.7%)	$47,618	$45,877	3.8%

Net premiums earned	$19,284	$18,248	5.7%	$38,787	$35,284	9.9%
Net investment income	368	373	(1.3%)	815	729	11.8%
Net realized gains (losses)	(94)	(457)	79.4%	2,047	(930)	320.1%
Other income	135	60	125.0%	221	90	145.6%
Net losses and loss adjustment expenses	(19,973)	(9,048)	120.7%	(30,719)	(19,001)	61.7%
Underwriting, policy acquisition and operating expenses	(5,905)	(5,440)	8.5%	(11,138)	(10,554)	5.5%
SPC net operating results	(6,185)	3,736	(265.6%)	13	5,618	(99.8%)
Segregated portfolio cell dividend (expense) income (1)	7,033	(2,785)	(352.5%)	2,246	(4,532)	(149.6%)
Segment operating results (2)	$848	$951	(10.8%)	$2,259	$1,086	108.0%
(1) Represents the operating (profit) loss due to external cell participants.
(2) Represents our share of the operating profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Current accident year net loss ratio	115.2%	66.1%	90.8%	66.7%
Effect of prior accident years’ reserve development	(11.6%)	(16.5%)	(11.6%)	(12.8%)
Net loss ratio	103.6%	49.6%	79.2%	53.9%
Underwriting expense ratio	30.6%	29.8%	28.7%	29.9%
Combined ratio	134.2%	79.4%	107.9%	83.8%
The Segregated Portfolio Cell Reinsurance segment represents the operating results (underwriting profit or loss, plus investment results) of SPCs within Inova Re and Eastern Re, our Cayman Islands SPC operations. The segment operating result of approximately $848,000 represents our share of the results of segregated portfolio cell programs in which we participate to varying degrees.
Gross premiums written for the second quarter of 2019 were $16.9 million, compared to $19.1 million in the year-ago quarter, a decrease of 11.5% quarter-over-quarter also driven by the competitive workers’ compensation marketplace.
The majority of the gross written premium in the quarter, $15.8 million, related to workers’ compensation, while the remaining $1.1 million related to healthcare professional liability. Renewal retention in our workers’ compensation business decreased to 85%, a ten percentage point decline quarter-over-quarter. Renewal pricing decreased by 7%, compared to a
2% increase in the same quarter a year ago. We retained all 16 of the available alternative market programs, including
14 workers' compensation programs and 2 healthcare professional liability programs up for renewal during the six months ended June 30, 2019.
Excluding the effect of the E&O policy as discussed at the beginning of this release, the current accident year net loss ratio decreased by 2.3 percentage points to 63.8%, primarily reflecting a decline in severity-related claim activity, partially offset by the effect of the continuation of intense price competition and the resulting renewal pricing decreases. We recognized net favorable prior accident year reserve development of $2.3 million in the quarter, which primarily reflected better than expected claim trends in accident years 2015-2017.

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The 30.6% underwriting expense ratio in the Segregated Portfolio Cell Reinsurance segment primarily reflects the ceding commission percentage paid to the Workers’ Compensation Insurance and Specialty P&C segments for insurance services provided to the segregated portfolio cell programs. The ceding commissions are primarily reflected in the respective segments as a reduction to underwriting expenses.
Excluding the effect of the E&O policy, the segment combined ratio was 82.8% for the quarter, up approximately
3.4 percentage points as compared to the second quarter of 2018.
LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$29,233	$24,201	20.8%	$52,821	$36,561	44.5%
Net premiums written	$18,763	$9,866	90.2%	$39,760	$21,708	83.2%

Net premiums earned	$17,280	$17,490	(1.2%)	$35,920	$29,965	19.9%
Net investment income	1,199	836	43.4%	2,205	1,587	38.9%
Other gains (losses)	294	(688)	142.7%	326	(411)	179.3%
Total revenues	$18,773	$17,638	6.4%	$38,451	$31,141	23.5%

Net losses and loss adjustment expenses	(11,825)	(12,505)	(5.4%)	(22,733)	(20,991)	8.3%
Underwriting, policy acquisition and operating expenses	(7,564)	(8,060)	(6.2%)	(16,033)	(15,306)	4.7%
Total expenses	(19,389)	(20,565)	(5.7%)	(38,766)	(36,297)	6.8%
Total income tax (expense) benefit	304	—	nm	—	(6)	nm
Segment operating results	$(312)	$(2,927)	89.3%	$(315)	$(5,162)	93.9%

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Current accident year net loss ratio	69.7%	64.2%	61.8%	66.9%
Effect of prior accident years’ reserve development	(1.3%)	7.3%	1.5%	3.2%
Net loss ratio	68.4%	71.5%	63.3%	70.1%
Underwriting expense ratio	43.8%	46.1%	44.6%	51.1%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the operating results from our majority participation in Lloyd's of London Syndicate 1729 and our 100% participation in Syndicate 6131, which is a Special Purpose Arrangement that underwrites on a quota share basis with Syndicate 1729. We have a total capital commitment of up to $200 million to support our Lloyd’s Syndicate operations. Furthermore, our participation in Syndicate 6131 was not reflected in our Lloyd's Syndicates segment results until the second quarter of 2018 as Syndicate 6131 began writing business effective January 1, 2018.
In the second quarter of 2019, gross premiums written increased $5.0 million to $29.2 million, primarily driven by new business written in property insurance coverages and, to a lesser extent, volume increases on renewal business. Year-to-date, gross premiums written as of the second quarter of 2019 consisted of 44% property insurance coverages, 34% casualty coverages, 12% catastrophe reinsurance coverages, 7% specialty property coverages, and 3% property reinsurance coverages.
Gross premiums earned were $22.0 million in the second quarter of 2019, an increase of $2.7 million over the same quarter of 2018. The increase was driven by the pro rata effect of higher premiums written during the preceding twelve months, primarily property insurance coverages. Ceded premiums earned were $4.7 million, an increase of $2.9 million over the year ago quarter driven by the pro rata effect of an increase in premiums ceded under reinsurance arrangements during the preceding twelve months. Net premiums earned were $17.3 million, essentially unchanged from the same quarter of 2018.
The current accident year net loss ratio was 69.7%, an increase of over 5 percentage points compared to the same period of 2018, driven by the effect of the increase in ceded premiums earned, which drove net premiums earned down during the quarter.

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We recognized approximately $200,000 of net favorable prior accident year reserve development for the 2019 three-month period, compared to approximately $1.3 million of net unfavorable prior accident year reserve development for the same period in 2018.
The 2.3 percentage point decrease in the underwriting expense ratio for the second quarter of 2019, as compared to second quarter of 2018, was primarily due to the increased volume of earned premium as a result of the growth of the Syndicates. In addition, the decrease in the underwriting expense ratio reflected the effect of higher operational expenses associated with the establishment of Syndicate 6131 during 2018.
Maximum underwriting capacity for Syndicate 1729 in 2019 is approximately $163 million of which $99 million is our allocated underwriting capacity. This excludes approximately $15 million dedicated to Syndicate 6131, for which ProAssurance is the sole capital provider. The capital we are providing for Syndicate 6131 comes from capital we have already committed to the Lloyd’s segment. We currently support our commitment with investment securities deposited with Lloyd’s, which had a fair value of approximately $135 million at June 30, 2019.
We continue to assess our near-term strategic options for reducing the volatility of results in this segment.
CORPORATE SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Net investment income	$21,972	$21,175	3.8%	$43,337	$42,095	3.0%
Equity in earnings (loss) of unconsolidated subsidiaries	$(5,152)	$5,380	(195.8%)	$(5,962)	$7,019	(184.9%)
Net realized investment gains (losses)	$9,140	$3,504	160.8%	$43,444	$(8,486)	611.9%
Total revenues	$26,793	$31,154	(14.0%)	$82,557	$42,665	93.5%
Operating expenses	$5,426	$5,621	(3.5%)	$9,997	$10,297	(2.9%)
Interest expense	$4,247	$3,958	7.3%	$8,576	$7,663	11.9%
Income tax expense (benefit)	$27	$(311)	108.7%	$6,685	$(3,739)	278.8%
Segment operating results	$17,093	$21,886	(21.9%)	$57,299	$28,444	101.4%
The decrease in operating results in our Corporate segment was primarily attributable to a decrease in earnings from unconsolidated subsidiaries, driven by lower reported earnings from two LP investments, which accounted for $9.4 million of the decrease as compared to the same period in 2018. Net investment income rose a modest $800,000 quarter-over-quarter.
Our operating expenses decreased by 3.5% quarter-over-quarter, primarily attributable to a decrease in share-based compensation expenses and other compensation-related costs, primarily as a result of lower bonuses. The decrease in share-based compensation expenses in the period was attributable to a decrease in the projected value of performance-based awards as well as fewer awards outstanding, as compared to the same period in 2018.
Our effective tax rate for the quarter was a benefit of 2.5%, and differed from the 21% statutory federal income tax rate primarily due to $4.7 million of tax credits recognized during the period. While projected tax credits for 2019 are less than 2018, they continue to have a significant impact on the effective tax rate for the second quarter of 2019.
Our projected annual effective tax rate was a benefit of 39.0% as of June 30, 2019 before discrete items were considered. For the 2019 six-month period, the most significant discrete item that affected our effective tax rate was the treatment of net realized investment gains and losses.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking

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statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations, including the impact of Brexit;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in laws or government regulations regarding financial markets or market activity that may affect our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;

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•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked, making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any

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forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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